Exhibit 10.30.1

TOWER INTERNATIONAL, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Tower International, Inc., a Delaware corporation (the “Company”), and the individual identified in Exhibit A (the “Awardee”). For purposes of this Agreement, the information referenced in Exhibit A shall be as provided to the Awardee electronically via the website made accessible to the Awardee to accept the terms and conditions of this Award as set forth herein.

WHEREAS, the Company and the Awardee are parties to that certain letter agreement, dated as of             , 2010 (the “LTIP Award Letter”) which provides for the grant of a number of restricted stock units to the Awardee in connection with the conversion of the Company from a Delaware limited liability company to a Delaware corporation and the offering of shares of the Company in an underwritten public offering pursuant to an effective registration statement (an “IPO”), as determined in accordance with the LTIP Award Letter; and

WHEREAS, the Company desires to award the Awardee such restricted stock units pursuant to the Tower Automotive 2010 Equity Incentive Plan (the “Plan”) as contemplated by the LTIP Award Letter;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

Section 1. Award. The Company hereby awards the Awardee the number of Restricted Stock Units (each an “RSU” and collectively the “RSUs”) set forth in Exhibit A. The RSUs shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

Section 2. Vesting; Issuance of Shares of Common Stock.

(a) General. The RSUs shall vest as follows:

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fifty percent (50%) of the RSUs shall vest on [             ][1] (the “First Vesting Date”), provided that you are [employed] [engaged as a service provider] by the IPO Entity or its affiliate on the First Vesting Date; and

•

fifty percent (50%) of the RSUs shall vest on [             ][2] (the “Second Vesting Date”) (each of the First Vesting Date and the Second Vesting Date is referred to as a “Vesting Date”), provided that you are [employed] [engaged as a service provider] by the IPO Entity or its affiliate on the Second Vesting Date.

[1]	Insert date that is nine (9) months after the IPO is consummated.
[2]	Insert date that is eighteen (18) months after the IPO is consummated.

(b) Accelerated Vesting Upon Non-Cause Termination. Notwithstanding the provisions of Section 2(a), in the event that (X) the Company or its applicable affiliate terminates the Awardee’s employment or engagement for any reason other than for Cause (as defined below) or (Y) the Awardee’s employment or engagement terminates on account of the Awardee’s death or disability (each a “Non-Cause Termination”), the RSUs shall vest as follows:

•

If such a Non-Cause Termination occurs prior to the First Vesting Date, fifty percent (50%) of the RSUs shall vest on the earlier to occur of (i) the First Vesting Date and (ii) December 31 of the calendar year during which the Non-Cause Termination occurs, and the remaining unvested RSUs shall be forfeited; or

•

If such a Non-Cause Termination occurs on or after the First Vesting Date but before the Second Vesting Date, one hundred percent (100%) of the unvested RSUs shall vest on the earlier to occur of (i) the Second Vesting Date and (ii) December 31 of the calendar year during which the Non-Cause Termination occurs.

For purposes of this Agreement, the term “Cause” has the meaning ascribed to that term in the Awardee’s employment agreement or the agreement governing the terms of the Awardee’s service to the Company or its Subsidiary, if the Awardee is a party to such an agreement, and otherwise means: (i) commission of a felony by the Awardee; (ii) acts of dishonesty by the Awardee resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its Subsidiaries; (iii) appropriation (or attempted appropriation) by the Awardee of any business opportunity of the Company or any of its Subsidiaries, including, without limitation, attempting to secure or securing any personal profit or benefit in connection with any transaction entered into by or on behalf of the Company or any of its Subsidiaries; (iv) conduct by the Awardee in connection with his or her duties as an employee or a service provider, as applicable, that is fraudulent or grossly negligent or that the Awardee knew or reasonably should have known to be unlawful, provided that any action taken by the Awardee on the advice of the Company’s General Counsel (or his/her designee) shall not be treated as unlawful for purposes of this clause (iv); (v) personal conduct by the Awardee (including but not limited to, employee harassment or discrimination, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or any of its Subsidiaries; or (vi) contravention by the Awardee of a specific lawful direction of the Company’s Board of Directors or Chief Executive Officer, failure by the Awardee to adhere to any applicable policy or procedure of the Company or its applicable Subsidiary of which the Awardee has knowledge or which has been provided to the Awardee in writing, or inattention to or failure to perform the Awardee’s material duties for the Company or its Subsidiary; provided, that, with respect to clauses (iv) and (vi) only, the Awardee shall have thirty (30) days after notice from the Company, which notice shall set forth in reasonable detail a description of the deficiency determined to constitute Cause, to cure the deficiency leading to the Cause determination, if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

(c) Accelerated Vesting Upon Change in Control. Notwithstanding the provisions of Section 2(a), in the event that a Change in Control occurs while the Awardee is in the employment or engagement of the Company or its applicable Subsidiary, all of the RSUs shall become immediately vested.

(d) Issuance of Shares of Common Stock Upon Vesting; Conditions. No shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) will be issued in respect of an RSU until such RSU vests in accordance with the terms of this Agreement. For each RSU that becomes vested in accordance with this Section 2, the Company shall issue and deliver to the Awardee, on or within ten (10) business days after the RSU becomes vested, one share of Common Stock upon satisfaction of the conditions set forth in this Section 2(d); provided, however, that if RSUs vest as a result of a Non-Cause Termination occurring between December 15 and December 31 of a given year, such shares of Common Stock shall be issued during the first five (5) business days of the following calendar year. The Company’s issuance of shares of Common Stock in respect of RSUs shall be conditioned on the satisfaction of the following conditions (as applicable) prior to the issuance:

(i) The Awardee shall have entered into a voting agreement with Tower International Holdings, LLC requiring the Awardee to vote the shares of Common Stock issuable to the Awardee hereunder in the manner as directed by Tower International Holdings, LLC and to grant an irrevocable proxy to Tower International Holdings, LLC to vote such shares of Common Stock in such manner, such voting agreement to be in the form attached hereto as Exhibit B;

(ii) In the event the shares of Common Stock are to be issued prior to a Vesting Date as a result of a Non-Cause Termination, the Awardee additionally shall comply with the terms and conditions set forth in Annex 1 hereto with respect to such shares of Common Stock; and

(iii) All applicable employment and tax-withholding obligations in respect of such issuance shall have been satisfied as provided in Section 6.

(e) Forfeiture. Except as provided in Section 2(b), in the event that the Awardee ceases to be in the service of the Company or any of its Subsidiaries, whether as an employee, director, consultant, advisor or other individual service provider, any RSUs that have not vested as of the date of such cessation of service shall be forfeited.

Section 3. No Rights as Stockholder. The Awardee shall not be entitled to any of the rights of a stockholder with respect to any share of Common Stock that may be acquired following vesting of an RSU unless and until such share of Common Stock has been issued and delivered to the Awardee. Without limitation of the foregoing, the Awardee shall not have the right to vote any share of Common Stock to which an RSU relates and shall not be entitled to receive any dividend attributable to such share of Common Stock for any period prior to the issuance and delivery of such share to the Awardee.

Section 4. Transfer Restrictions. Neither this Agreement nor the RSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee.

Section 5. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 6. Withholding Taxes. The Company shall, upon any taxable event arising in relation to the issuance of shares of Common Stock in respect of RSUs, deduct or withhold from the shares otherwise issuable to the Awardee the minimum statutory amount required to satisfy all applicable federal, state, local and foreign income, wage and employment tax obligations of Awardee and remit an equivalent amount in cash to the applicable taxing authority. Notwithstanding the foregoing, if a minimum statutory amount of withholding does not apply under the laws of any foreign jurisdiction, Tower may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as Tower determines in its discretion, uniformly applied, to be appropriate.

Section 7. Investment Purpose. The Awardee represents and warrants that any and all shares of Common Stock acquired by the Awardee under this Agreement will be acquired for investment for the Awardee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Awardee agrees not to sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securties Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

Section 8. Securities Law Restrictions. Regardless of whether the offering and sale of shares of Common Stock issuable to Awardee pursuant to this Agreement and the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

Section 9. Tax Representations. The Awardee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee. The Awardee understands that the Awardee (and not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

Section 10. Employment. The Awardee acknowledges and agrees that (i) nothing in this Agreement or the Plan confers on the Awardee any right to continue an employment, service or consulting relationship with the Company or any of its Subsidiaries, nor shall it affect in any way the Awardee’s right or the Company’s (or its applicable Subsidiary’s) right to terminate the Awardee’s employment, service, or consulting relationship at any time, with or without Cause; and (ii) the Company would not have granted this Award to the Awardee but for these acknowledgements and agreements.

Section 11. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Awardee at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

Section 12. Governing Law. This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

Section 13. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall be controlling. Awardee acknowledges and agrees that this Agreement and the RSUs granted hereunder are in complete satisfaction of any and all obligations of the Company and its predecessors, successors and assigns under the LTIP Award Letter, and that no obligation of the Company and its predecessors, successors and assigns under the LTIP Award Letter remains.

Section 14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

Section 15. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

Section 16. Section 409A Compliance. To the extent that this Agreement and the award of RSUs hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Awardee agree that the RSUs may be amended or modified by the Company as appropriate to maintain compliance with the provisions of Section 409A of the Code.

Section 17. Electronic Acceptance. The Awardee shall be deemed to have accepted and agreed to the terms and conditions of this Agreement by accepting the Agreement by such electronic means as the Company may permit.

TOWER AUTOMOTIVE, INC.

RESTRICTED STOCK UNIT AGREEMENT

EXHIBIT A

1.	(a) Awardee’s Name:

(b)     Awardee’s Social Security Number (last four digits only): xxx-xx-

(c)     Award Date:

(d)     Number of Restricted Stock Units (“RSUs”) Granted:

EXHIBIT B

VOTING AGREEMENT

ANNEX 1

Awardee will not, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Awardee or any affiliate of Awardee or any person in privity with Awardee or any affiliate of Awardee), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Exchange Act”) with respect to, any shares of Common Stock issued to Awardee pursuant to this Agreement and the Plan or any securities issued in respect of such Common Stock, whether by exchange, dividend or otherwise (collectively, such shares of Common Stock and other securities, the “Lock Up Securities”), or publicly announce an intention to effect any such transaction, from the date of this Agreement and ending, with respect to each Lock-up Security, on the applicable Vesting Date on which such Lock Up Security would have otherwise vested (the “Lock Up Period”).

Notwithstanding anything contained herein to the contrary, Awardee may transfer, without the prior written consent of the Company, such number of shares of Common Stock as is necessary to satisfy any federal, state or local tax liabilities incurred by Awardee solely as a result of the vesting and/or delivery of the Common Stock, such transfer not to occur prior to the date upon which such tax liability arises.